Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)	October 24, 2008

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter Earnings

AURORA, Illinois – Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced third quarter 2008 earnings of $0.30 per diluted share, on net income of $4.1 million.  Diluted earnings per share were down from the third quarter of 2007, in which the Company earned $0.49 per diluted share on net income of $6.1 million.  Earnings for the first nine months of 2008 also decreased to $1.25 per diluted share, on $17.0 million in net income, compared with $1.37 per diluted share in the first nine months of 2007, on net income of $17.6 million.  Generally, for both the quarter and year to date periods, balance sheet growth, including increases in net interest margin and increases in noninterest income were more than offset by increases in the provision for loan losses combined with increases in other expenses.  The Company recorded a $9.1 million provision for loan losses in the nine months ended September 30, 2008, which included an addition of $6.3 million in the third quarter.  Net charge-offs in the same period were $4.8 million for the nine months ended September 30, 2008 and  $3.7 million for the third quarter.  In the same period in 2007, the provision for loan losses was $1.2 million, $600,000 of which was added in the third quarter.  While the Company has a history of strong underwriting and has never incurred any material direct exposure to either the sub prime loan sector or investment securities backed by such loans, the current economic environment together with varying levels of price adjustments in certain real estate segments has made it more difficult for some borrowers to perform on their obligations.  Bill Skoglund, the Company’s Chairman and CEO stated, “Despite the current challenges presented to the general financial system, management is confident that we will withstand the larger economic crisis.  We continue as a profitable, well capitalized institution that remains focused upon traditional lending products and strong underwriting standards.  We believe that this strategy will allow us to continue to serve the financial management needs of business and individuals in our local markets”.

On October 14, 2008, the United States Department of Treasury announced a $250 billion voluntary Capital Purchase Program that is intended to encourage United States financial institutions to build capital to increase the flow of financing to United States businesses and consumers.  The program provides for the direct investment of perpetual preferred stock by the Treasury.  While the Company’s management is confident that the Company has sufficient capital to support continued growth, the Company intends to apply to participate in the program.  Participation in the program may allow the Company to facilitate growth and capital management opportunities more quickly.

Earnings in 2008 include the contribution of HeritageBanc, Inc. (“Heritage”) since its acquisition on February 8, 2008.  The transaction charges related to Heritage, net of taxes calculated at a 35% statutory rate, totaled $612,000, or $.04 per diluted share for the first nine months of 2008.  Core net income, which is calculated by excluding these transaction costs from total net income, was $17.6 million, which equates to core diluted earnings per share of $1.29.  Management believes that the exclusion of the aforementioned charges more accurately reflects income from continuing operations. References to core net income, core diluted earnings per share, and ratios identified as “core” in the Key Ratios section and the efficiency ratio reconcilement section of this earnings release are all non-GAAP measurements.

Net interest income increased from $50.8 million in the first nine months of 2007 to $66.1 million in the first nine months of 2008. Average earning assets grew $360.2 million, or 15.5%, from September 30, 2007 to September 30, 2008, primarily due to organic growth and the Heritage acquisition.  The Company acquired $329.0 million in earning assets through the acquisition, which included $283.6 million in loans and $45.0 million in investments.  Average interest bearing liabilities increased $317.1 million, or 15.4%, from September 30, 2007 and such increase was influenced by these same factors as the asset growth.  Additionally, the Company’s borrowings increased $43.0 million as a result of financing the cash portion of the consideration paid to Heritage shareholders for the acquisition.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, increased from 3.06% in the first nine months of 2007 to 3.41% in the first nine months of 2008.  The average tax-equivalent yield on earning assets decreased from 6.70% in the first nine months of 2007 to 6.02%, or 68 basis points, in the first nine months of 2008.  At the same time, the cost of funds on interest bearing liabilities decreased from 4.18% to 3.03%, or 115 basis points.

Net interest income increased from $17.3 million in the third quarter of 2007 to $23.6 million in the third quarter of 2008.  During the same period, the net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.01% in 2007 to 3.61% in 2008.  The third quarter 2008 net interest income was enhanced by growth in average earning assets of $306.3 million, or 12.8%, which included the acquisition and organic growth factors discussed above.  The average tax-equivalent yield on earning assets decreased from 6.74% in the third quarter of 2007 to 5.83% in the third quarter of 2008, or 91 basis points.  The cost of interest-bearing liabilities also decreased from 4.23% to 2.57%, or 166 basis points, in the same period.  The general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income, and thereby improved the net interest margin.

In the first nine months of 2008, the Company recorded a $9.1 million provision for loan losses, which included an addition of $6.3 million in the third quarter.  Additionally, management believed that the $3.0 million allowance for loan losses assumed in the Heritage transaction in the first quarter was adequate to address the risks specific to the loan portfolio purchased.  Approximately $2.4 million of the September 30, 2008 problem loan total was acquired through the Heritage Bank acquisition and these loans have a total specific allocation estimate of $711,000 at September 30, 2008.  In the first nine months of 2007, the provision for loan losses was $1.2 million, $600,000 of which was added in the third quarter.  Nonperforming loans increased to $65.7 million at September 30, 2008 from $6.0 million at December 31, 2007, and $5.6 million at September 30, 2007.  Charge-offs, net of recoveries, totaled $4.8 million and $77,000 in the first nine months of 2008 and 2007, respectively.  Net charge-offs totaled $3.7 million in the third quarter of 2008 and $45,000 in the third quarter of 2007.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.

Nonperforming loans increased $59.7 million from $6.0 million at December 31, 2007 to $65.7 million at September 30, 2008.  Nonperforming loans also increased on a linked quarter basis from $30.7 million at June 30, 2008.  The nonperforming loans at September 30, 2008 were heavily concentrated in a handful of credit relationships.  Four relationships make up 58.1% of the total, and ten  relationships make up 75.6% of the total nonperforming loans.  The following narrative provides detail relative to each of the largest four nonperforming relationships.

•                  The first nonperforming commercial and residential land developer relationship has a total exposure outstanding of $14.0 million.  $5.7 million of this amount was past due more than ninety days and still accruing interest.  $4.1 million of this relationship was current at September 30 and still accruing interest and was not included in the nonperforming loan total.  A combination of occupied retail centers that are fully leased and retail zoned land collateralizes these two credits and management believes that the credits are supported by adequate lease income and/or interest reserves.  However, a low six-figure mechanics lien was filed on the project, which management believes is a result of the developer’s difficulties on other projects.  As such, the Company has decided to withhold a renewal of this credit pending the receipt of more details on the lien.  Management believes the Company is well-secured on this credit and has made no specific allocation since it expects to resolve the lien issues and be able to bring the loan current through either a renewal or extension.  There is also a related $4.2 million loan that is on nonaccrual that is secured by a parcel of commercially zoned and annexed land in a desirable location.  The borrower has been negotiating sale contracts and shortly after quarter-end entered into a contract that, if fulfilled, will produce proceeds more than sufficient to satisfy the Company’s exposure.  Management estimates that a sale of this property could culminate in late 2008 or early 2009, but is proceeding with foreclosure efforts until management believes that the closing under this contract is reasonably certain.  No specific allocation has been assigned by management to this credit.

•                  The second largest nonperforming loan relationship is to a residential builder and developer that has a total exposure of $13.7 million, with a specific allocation of $790,000.  The credits are comprised of loans against residential-zoned farmland and a development in progress both of which are located in the Company’s  market area.  The latter development comprises about 75% of the borrower’s exposure and consists of a townhome component that is approximately 66.7% sold out.  Management believes the project will be completely sold out within approximately 30 months.  Additional lots within the same project are zoned for condominiums or apartments on which no vertical construction has started, and a retail-zoned portion of land is located near the entrance of the project.  The project has been proceeding satisfactorily, but the borrower has other development projects with other lenders that are not performing as well, and management understands that the borrower is negotiating settlement arrangements with its various lenders in lieu of filing for bankruptcy.  Management is negotiating a possible deed-in-lieu agreement, and management expects such negotiation will result in acquisition of title within a short time period.  Recently obtained appraisals on the properties indicate liquidation basis values that would cover most of the credit exposure and substantively formed the basis for the specific allocation assigned.  Further, ongoing sales of the townhomes and several submitted letters of intent from buyers on the condominium/apartment portions support the current valuations.

•                  The third largest nonperforming relationship is to a residential builder and developer with a total exposure of $7.5 million.  This credit is on nonaccrual and has a specific allocation of $500,000.  The relationship is comprised of debts that are secured by residential-zoned farmland, and a combination of completed residential lots and phased land slated for development in two other projects.  One project started about three years ago and experienced good sales until late 2007.  Recent sales have been slow and management’s review of values obtained in recent appraisals indicated that the likely liquidation value required the specific allocation amount cited above.  A second project opened in 2007 and sales activity has been stagnant.  Management continues to pursue a variety of workout remedies with the borrower who has remained cooperative.

•                  The fourth largest nonperforming loan relationship is to a residential developer with a total exposure of $7.0 million.  This loan is on nonaccrual and the amount outstanding is net of a $2.8 million charge-off that was taken in September 2008.  Management determined that no additional specific allocation amount was required.  This loan is secured by a parcel of residential-zoned farmland.  The developer has ceased supporting the credit relationship and management continues to take action towards collection.  The charged-off amount is comprised of funds that were advanced for development costs associated with zoning and engineering plus 15% of the land cost, which additional amount the bank typically would advance on the in-progress developments.  Now that the project has stalled and the borrower has failed to perform on the loan obligation, management has estimated that the amount charged off reduces the exposure to approximately 65% of original land-only costs as supported by a current appraisal.

The next six largest nonperforming credits range in size from $1.7 million to $2.3 million, and are comprised of one credit on income-producing residential real estate, three credits on income-producing commercial real estate, and two credits to small builders and developers.  All of the properties are located in the greater Chicago-land area.  All of these credits are on non-accrual, and the total specific allocation is approximately $883,000, with $473,000 of that amount allocated to the builder/developer credits with the remainder allocated to a commercial real estate credit.  These amounts have been determined based on updated appraisals and/or management evaluations of the properties, and are believed to be adequate to cover the probable losses.

The bulk of the remaining nonperforming loans consist of various small commercial real estate, small commercial and industries credits, and residential mortgages in foreclosure.  A total of $2.0 million of specific allocation has been recorded as the probable loss amount on these credits.  Most of the allocations represent small percentages of the individual credit relationships.

A linked quarter comparison of loans that are classified as performing, but past due thirty to eighty-nine days and still accruing interest, shows that this category increased from $15.7 million at June 30 to $23.1 million at September 30, 2008.  Of the September past due amount, $6.5 million, or 27.9% was to various past due commercial land development and construction credits and $9.2 million, or 39.8% were secured by nonfarm nonresidential properties.  The volume of loans in the past due thirty to eight-nine days and still accruing  category varies and was $26.7 million at June 30, 2007, $10.5 million at September 30, 2007, and $8.8 million at December 31, 2007, respectively.

The Company’s market areas have tended to be demographically strong.  These market areas have not experienced some of the more dramatic downturns in housing prices as reported in other areas of the country.  While the Company has a higher than peer exposure to real estate construction loans at 21.2% of the total loan portfolio at September 30, 2008, the Company generally lends within its markets and its construction lending is typically based upon cost versus appraisal values.  Additionally, the Company does not have any material direct exposure to sub prime loan products as it has focused its real estate lending activities on commercial real estate and construction and development loans within local markets, as well as on traditional loan products to residential borrowers.  Chairman Skoglund added, “Management believes that our continued focus upon strong underwriting and credit administration and the relative long term strength of our local economy will allow us to continue to generate positive returns through this challenging economic environment.  We are comfortable with the allowance at current levels and will remain vigilant in monitoring economic conditions that could affect our market areas and the value of our loan portfolio.”

The ratio of the allowance for loan losses to nonperforming loans was 36.8% as of September 30, 2008 as compared to 282.0% at December 31, 2007 and 308.6% at September 30, 2007.  While this ratio has decreased at September 30, 2008, management believes the allowance coverage is sufficient due to the estimated loss potential.  Management determines the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth, the quality and composition of the loan portfolio, and loan loss experience.  While the amount of nonperforming loans decreased in the first part of 2007, management detected a general deceleration in real estate building and development activity as compared to prior years.  While borrowers generally continued to perform on their commercial real estate obligations during this time, management believed that the slowdown in the development and construction sector combined with the Company’s concentration in these types of loans represented increased risk.  These environmental factors are also evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 1.07% at September 30, 2008, as compared to 0.89% at December 31, 2007 and 0.92% as of September 30, 2007.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Noninterest income increased $200,000, or 2.6%, to $7.8 million during the third quarter of 2008 as compared to $7.6 million during the same period in 2007.  Service charge income increased $353,000, or 16.1%, in the third quarter of 2008, and $505,000, or 7.9%, for the year to date period.  For the third quarter comparison, the primary sources of the increases were from consumer bounce protection fees, commercial checking overdraft fees and the commercial checking service charge account categories.  For the year to date period, commercial overdraft and account service charges had the largest increases.  The latter item increased in large part from the reduced commercial earnings credits that resulted from a lower interest rate environment.  Despite market turbulence, third quarter 2008 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, totaled $1.2 million, a decrease of $68,000, or 5.2%, from the third quarter of 2007.  The Company reengineered its secondary mortgage lending operations and system tools in the second quarter 2007 including its approach to pricing, compensation and geographic distribution of lenders.  In part because of this reorganization, year to date mortgage-banking income in 2008 increased $1.5 million, or 35.3%, from $4.3 million in the first nine months of 2007 to $5.8 million in the same period of 2008.

Realized losses on securities totaled $20,000 in the third quarter of 2008, which brought the net realized gains total to $1.4 million for the year.  In the third quarter of 2007, there was $11,000 in realized gains from sold securities, which brought the net realized gains total to $493,000 for that year.  Bank owned life insurance (“BOLI”) income continued to decrease in the third quarter of 2008 and was $481,000, or 88.1%, lower than the same period in 2007.  This was due in large part to the continued decrease in interest rates available on the underlying insurance investments, although there was also a $169,000 impairment loss included in the net BOLI income in third quarter 2008.  In the first nine months of 2008, BOLI income decreased $914,000, or 57.2%, from 2007 levels.  Interchange income from debit card usage had a consistent rate of growth for both the quarter and the year.  The revenue stream from this source increased $99,000, or 18.9%, in the third quarter of 2008 as customers continued to show a preference for this payment method.  Other noninterest income increased $239,000, or 20.5%, in the third quarter of 2008 and was up $751,000, or 23.6% for the year.  The largest sources of increase in the other income category for both periods were letter of credit and credit card processing fees, automatic teller machine surcharge and interchange fees, and fees collected from interest rate swap transactions.

Noninterest expense was $19.7 million during the third quarter of 2008, an increase of $3.5 million, or 22.0%, from $16.1 million in the third quarter of 2007.  Noninterest expense was $59.9 million during the first nine months of 2008, an increase of $10.4 million, or 21.0%, from $49.5 million in the first nine months of 2007.  Approximately $942,000 of the aggregate noninterest expense increase was related to one-time merger costs and $553,000 of that amount was related to personnel costs.  Salaries and benefits expense was $10.6 million during the third quarter of 2008, an increase of $1.7 million, or 19.5%, from $8.9 million in the third quarter of 2007.  Salaries and benefits expense was $33.8 million during the first nine months of 2008, an increase of $5.2 million, or 18.3%, from $28.6 million in the first nine months of 2007.  The increase in personnel expenses related to normal annual increases in compensation rates and increased staffing levels that included the addition of 61 full time equivalent employees from Heritage.  The full time equivalent count rose from 527 in the third quarter of 2007 to 619 in the third quarter of 2008.  The 2008 expense for the discretionary profit sharing and management bonus plans also increased as compared to 2007, as did the commission expense related to mortgage loan sales activity.

Occupancy expense increased slightly by $36,000, or 2.5%, from the third quarter of 2007 to the third quarter of 2008.  Occupancy expense increased $552,000, or 14.1%, from the first nine months of 2007 to the first nine months of 2008.  On a comparative basis, facility expense in 2008 incorporated one new retail branch that opened in May 2007, the relocation of a leasehold facility to an owned location in August 2008, as well as the addition of five Heritage retail locations and one mobile banking facility.  An additional $55,000 was due to a one-time settlement charge to close a leased mortgage origination office that was vacated in the first quarter of 2008.  The largest category increases in occupancy expense for both the quarter and year to date periods, however, were for real estate taxes and maintenance expenses.  On a quarterly comparative basis, furniture and equipment expense increased $66,000, or 4.0%, in the third quarter 2008.  In the first nine months of 2008, furniture and equipment expense increased $361,000, or 7.6%, from the first nine months of 2007.  $294,000 of this increase was attributable to one-time conversion costs, with the remainder attributable to systems enhancements, including expanded off site systems recovery infrastructure.  Third quarter 2008 advertising expense increased by $193,000, or 48.4%, when compared to the same period in 2007, primarily due to an increased volume of marketing initiatives as well as increased sponsorship of local community events.  Advertising expense increased in the same categories in the first nine months of 2008 by a total of $361,000, or 29.1%, as compared to the first nine months of 2007.  Other expense increased $1.2 million in the third quarter and $3.1 million in the first nine months of 2008.  The increase for the year to date period was primarily due to the resumption of FDIC insurance premiums as prior credits expired, telephone, collection related expenses, debit card processing costs, and correspondent bank fees, which increased as earnings credits declined with the general decline in market interest rates.

With the lower level of third quarter 2008 earnings, the portion that was taxable was reduced in comparison to the same period in 2007.  Accordingly, the provision for income tax as a percentage of pretax income, or effective tax rate, decreased from 25.8% in the third quarter of 2007 to 24.7% in the third quarter of 2008.  The provision for income tax as a percentage of pretax income increased from 26.3% in the first nine months of 2007 to 28.7% in the first nine months of 2008.  Increased levels of tax-exempt income from securities helped to reduce federal income tax expense in the first nine months of 2008, but this benefit was more than offset by a reduction in BOLI income.  The effective tax rate also increased in 2008 due to a change in Illinois tax law.  Under the revised tax law, Old Second Management, LLC (“OSM”), an investment subsidiary of the bank, no longer qualifies as an excluded company and its receipts now require inclusion in the unitary tax return.  The Illinois tax law revision also changed the deductibility of real estate investment trust (“REIT”) dividends beginning January 1, 2009, which will eliminate the recognition of a substantial portion of the tax benefits related to this ownership structure.  OSM owns 100% of the common stock of a REIT, which holds fixed and variable rate real estate loans that were previously held by our bank subsidiary.  In addition to providing income tax benefits, which lower the effective tax rate, the REIT ownership structure also provides the Company with a vehicle for raising future capital as desired.  The general decrease in market and loan portfolio interest rates lowered the amount of interest income generated by the REIT in 2008, as did a decrease in the loan balances held by that subsidiary.

Total assets as of September 30, 2008 increased $291.6 million, to $2.95 billion, from $2.66 billion as of December 31, 2007.  Loans grew $360.3 million during the same period, with Heritage contributing $283.6 million of that increase at the acquisition date.  Securities available for sale decreased $133.7 million during the first nine months of 2008 and served to provide funding for loan growth.  The largest changes by loan type included increases in commercial real estate and real estate construction loans of $158.2 million and $77.8 million, respectively.  Commercial and industrial loans grew $58.0 million whereas residential real estate loans increased $60.3 million in the same nine-month comparison.

Goodwill and other intangible assets are reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets and SFAS No. 144,  “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  The Company employs general industry practices in evaluating the fair value of its goodwill and other intangible assets.  The Company calculates the fair value using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value and price/earnings multiple under the market approach.  Management performed its annual review of goodwill at September 30, 2008 and determined there was no impairment of goodwill.  No assurance can be given that future impairment tests will not result in a charge to earnings.  Goodwill and core deposit and other intangible assets related to Heritage were $56.9 million and $8.9 million at acquisition.  Although not expected to change substantively, goodwill is considered preliminary until the acquisition related expenses are finalized, which management expects to occur in the fourth quarter of 2008.

Total deposits increased $215.6 million during the first nine months of 2008, to $2.33 billion as of September 30, 2008, due in large part to the Heritage acquisition.  The deposit categories that grew the most in the first nine months of 2008 were money market and NOW deposit accounts, which increased $77.9 million and $42.5 million respectively.  Certificates of deposits also increased $42.0 million, in part from the certificates of deposits acquired in the Heritage transaction, as well as customers moving to lock in interest rates in a declining interest rate environment.  Lower cost sources of funds categories included a demand deposit increase of $41.4 million and a savings account increase of $11.7 million.  The average cost of interest bearing funds decreased from 4.23% in the third quarter of 2007 to 2.57%, or 166 basis points, in the third quarter of 2008.  In comparing the first nine months of 2007 to the same period in 2008, the average cost of interest bearing funds decreased 115 basis points.

The most significant borrowing in 2008 occurred on January 31, 2008, when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of this new credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility and $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company paid consideration of $43.0 million in cash and 1,563,636 shares of Company stock valued at $27.50 per share, for a total transaction value of $86.0 million, to consummate the acquisition of 100% of the outstanding stock of Heritage.  Other major borrowing category changes from December 31, 2007 included a decrease of $147.2 million, or 89.2%, in overnight federal funds purchased and a $139.0 million increase in short term Federal Home Loan Bank of Chicago (“FHLBC”) advances, which is included in other short-term borrowings.  The latter source of funds is also primarily floating rate, and $175.0 million of this amount was  indexed at a one basis point spread below the daily effective FHLBC federal funds rate, and $40.0 million was priced at a fifteen basis point spread over the same index.

Non-GAAP Presentations: In addition to the “core” earnings discussion related to the Heritage acquisition transaction costs found on page 1 of this earnings release, management has traditionally disclosed other certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2007.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended September 30,		Year to Date September 30,
	2008	2007	2008	2007
Summary Income Statement:
Net interest income	$23,633	$17,308	$66,101	$50,837
Provision for loan losses	6,300	600	9,100	1,188
Noninterest income	7,800	7,600	26,763	23,710
Noninterest expense	19,663	16,117	59,915	49,534
Income taxes	1,349	2,114	6,842	6,274
Net income	4,121	6,077	17,007	17,551

Key Ratios (annualized):
Return on average assets	0.56%	0.94%	0.78%	0.94%
Return on average equity	8.06%	17.46%	11.65%	15.70%
Core return on average assets (non-GAAP)(1)	0.56%	—	0.81%	—
Core return on average equity (non-GAAP)(1)	8.09%	—	12.07%	—
Net interest margin (non-GAAP tax equivalent)(2)	3.61%	3.01%	3.41%	3.06%
Efficiency ratio (non-GAAP tax equivalent)(2)	60.89%	62.58%	62.78%	64.34%
Core efficiency ratio (non-GAAP)(2)	60.84%	—	62.14%	—
Tangible capital to assets(3)	4.68%	5.35%	4.68%	5.35%
Total capital to risk weighted assets	10.67%	10.52%	10.67%	10.52%
Tier 1 capital to risk weighted assets	7.84%	9.27%	7.84%	9.27%
Tier 1 capital to average assets	6.68%	7.37%	6.68%	7.37%

Per Share Data:
Basic earnings per share	$0.30	$0.50	$1.26	$1.39
Diluted earnings per share	$0.30	$0.49	$1.25	$1.37
Core diluted earnings per share (non-GAAP)(1)	$0.30	—	$1.29	—
Dividends declared per share	$0.16	$0.15	$0.47	$0.44
Book value per share	$14.41	$11.74	$14.41	$11.74
Tangible book value per share	$9.52	$11.56	$9.52	$11.56
Ending number of shares outstanding	13,756,186	12,145,296	13,756,186	12,145,296
Average number of shares outstanding	13,747,723	12,145,479	13,520,949	12,630,512
Diluted average shares outstanding	13,832,875	12,295,282	13,636,166	12,776,660

End of Period Balances:
Loans	$2,251,425	$1,889,471	$2,251,425	$1,889,471
Deposits	2,329,192	2,196,227	2,329,192	2,196,227
Stockholders’ equity	198,168	142,579	198,168	142,579
Total earning assets	2,705,166	2,438,173	2,705,166	2,438,173
Total assets	2,950,174	2,631,556	2,950,174	2,631,556

Average Balances:
Loans	$2,223,128	$1,847,243	$2,152,601	$1,805,503
Deposits	2,348,622	2,127,679	2,351,588	2,077,716
Stockholders’ equity	203,422	138,106	194,960	149,428
Total earning assets	2,699,323	2,392,984	2,686,182	2,325,986
Total assets	2,937,265	2,557,600	2,910,262	2,487,130

(1)          As per the discussion on page 1, core net income is the numerator of each of these measures and is defined by management as net income from operations plus acquisition transaction costs net of a tax rate adjustment of 35%. The acquisition transactions costs were $16,000 and $612,000 for the September 30, 2008 quarter and year to date respectively.

(2)          Tabular disclosures of the tax equivalent calculation including the net interest margin, efficiency ratio and the core efficiency ratio as adjusted for the net of tax acquisition costs of $16,000 and $612,000 for the September 30, 2008 quarter and year to date respectively are presented on page 14.

(3)          Tangible capital excludes goodwill, core deposit and other intangible assets, unrealized gain(loss) on securities and 10.0% of mortgage servicing rights.

Financial Highlights, continued (unaudited)

In thousands, except share data

	Three Months Ended September 30,		Year to Date September 30,
	2008	2007	2008	2007
Asset Quality

Charge-offs	$3,812	$296	$5,079	$521
Recoveries	104	251	280	444
Net charge-offs (recoveries)	$3,708	$45	$4,799	$77
Provision for loan losses	6,300	600	9,100	1,188
Allowance for loan losses to loans	1.07%	0.92%	1.07%	0.92%

	September 30,		December 31,
	2008	2007	2007
Nonaccrual loans	$57,853	$5,221	$5,346
Restructured loans	—	—	—
Loans past due 90 days	7,853	386	625
Nonperforming loans	65,706	5,607	5,971
Other real estate	925	—	—
Nonperforming assets	$66,631	$5,607	$5,971

Major Classifications of Loans

Commercial and industrial	$255,161	$188,416	$197,124
Real estate - commercial	792,114	671,986	633,909
Real estate - construction	476,847	400,446	399,087
Real estate - residential	694,556	605,175	634,266
Installment	28,922	18,326	20,428
Lease financing receivables	5,317	6,798	7,922
	2,252,917	1,891,147	1,892,736
Unearned origination fees, net	(1,492)	(1,676)	(1,626)
	$2,251,425	$1,889,471	$1,891,110

Major Classifications of Deposits

Noninterest bearing	$312,988	$281,085	$271,549
Savings	108,121	95,054	96,425
NOW accounts	289,787	271,170	247,262
Money market accounts	583,594	545,917	505,678
Certificates of deposits of less than $100,000	622,369	591,957	599,034
Certificates of deposits of $100,000 or more	412,333	411,044	393,670
	$2,329,192	$2,196,227	$2,113,618

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2008	2007
Assets
Cash and due from banks	$52,512	$60,804
Interest bearing deposits with financial institutions	417	403
Federal funds sold	2,192	2,370
Short-term securities available for sale	1,170	1,162
Cash and cash equivalents	56,291	64,739
Securities available for sale	426,039	559,697
Federal Home Loan Bank and Federal Reserve Bank stock	12,334	8,947
Loans held for sale	11,589	16,677
Loans	2,251,425	1,891,110
Less: allowance for loan losses	24,175	16,835
Net loans	2,227,250	1,874,275
Premises and equipment, net	63,216	49,698
Other real estate owned	925	—
Mortgage servicing rights, net	2,104	2,482
Goodwill, net	59,053	2,130
Core deposit and other intangible asset, net	8,120	—
Bank owned life insurance (BOLI)	48,823	47,936
Accrued interest and other assets	34,430	31,995
Total assets	$2,950,174	$2,658,576

Liabilities
Deposits:
Noninterest bearing demand	$312,988	$271,549
Interest bearing:
Savings, NOW, and money market	981,502	849,365
Time	1,034,702	992,704
Total deposits	2,329,192	2,113,618
Securities sold under repurchase agreements	38,765	53,222
Federal funds purchased	17,900	165,100
Other short-term borrowings	222,756	82,873
Junior subordinated debentures	58,378	57,399
Subordinated debt	45,000	—
Notes payable and other borrowings	22,538	18,610
Accrued interest and other liabilities	17,477	17,865
Total liabilities	2,752,006	2,508,687

Stockholders’ Equity
Common stock	18,302	16,695
Additional paid-in capital	58,504	16,114
Retained earnings	220,447	209,867
Accumulated other comprehensive (loss) income	(4,327)	1,971
Treasury stock	(94,758)	(94,758)
Total stockholders’ equity	198,168	149,889
Total liabilities and stockholders’ equity	$2,950,174	$2,658,576

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	$33,961	$33,784	$102,523	$97,964
Loans held for sale	89	161	497	508
Securities:
Taxable	3,591	4,605	12,551	12,528
Tax-exempt	1,484	1,494	4,481	4,243
Federal funds sold	40	138	124	275
Interest bearing deposits	30	4	41	28
Total interest and dividend income	39,195	40,186	120,217	115,546
Interest Expense
Savings, NOW, and money market deposits	3,563	6,603	11,877	18,135
Time deposits	8,987	12,377	32,742	36,321
Securities sold under repurchase agreements	182	612	720	1,830
Federal funds purchased	196	893	1,359	2,133
Other short-term borrowings	848	1,058	2,249	2,968
Junior subordinated debentures	1,072	1,053	3,209	2,577
Subordinated debt	495	—	1,287	—
Notes payable and other borrowings	219	282	673	745
Total interest expense	15,562	22,878	54,116	64,709
Net interest and dividend income	23,633	17,308	66,101	50,837
Provision for loan losses	6,300	600	9,100	1,188
Net interest and dividend income after provision for loan losses	17,333	16,708	57,001	49,649
Noninterest Income
Trust income	1,952	1,863	6,324	6,272
Service charges on deposits	2,543	2,190	6,911	6,406
Secondary mortgage fees	157	133	672	452
Mortgage servicing income	137	156	432	472
Net gain on sales of mortgage loans	938	1,011	4,651	3,328
Securities gains, net	(20)	11	1,363	493
Increase in cash surrender value of bank owned life insurance	65	546	685	1,599
Debit card interchange income	623	524	1,792	1,506
Other income	1,405	1,166	3,933	3,182
Total noninterest income	7,800	7,600	26,763	23,710
Noninterest Expense
Salaries and employee benefits	10,630	8,898	33,825	28,589
Occupancy expense, net	1,478	1,442	4,475	3,923
Furniture and equipment expense	1,713	1,647	5,084	4,723
Amortization of core deposit and other intangible asset	301	—	797	—
Advertising expense	592	399	1,600	1,239
Other expense	4,949	3,731	14,134	11,060
Total noninterest expense	19,663	16,117	59,915	49,534
Income before income taxes	5,470	8,191	23,849	23,825
Provision for income taxes	1,349	2,114	6,842	6,274
Net income	$4,121	$6,077	$17,007	$17,551

Basic earnings per share	$0.30	$0.50	$1.26	$1.39
Diluted earnings per share	0.30	0.49	1.25	1.37
Dividends declared per share	0.16	0.15	0.47	0.44

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended September 30, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$2,277	$30	5.16%	$643	$4	2.43%
Federal funds sold	8,217	40	1.90	11,114	138	4.86
Securities:
Taxable	309,470	3,591	4.64	378,666	4,605	4.86
Non-taxable (tax equivalent)	150,496	2,283	6.07	145,993	2,298	6.30
Total securities	459,966	5,874	5.11	524,659	6,903	5.26
Loans and loans held for sale	2,228,863	34,110	5.99	1,856,568	33,989	7.16
Total interest earning assets	2,699,323	40,054	5.83	2,392,984	41,034	6.74
Cash and due from banks	51,600	—	—	53,054	—	—
Allowance for loan losses	(22,114)	—	—	(16,906)	—	—
Other noninterest-bearing assets	208,456	—	—	128,468	—	—
Total assets	$2,937,265			$2,557,600

Liabilities and Stockholders’ Equity
NOW accounts	$322,074	$760	0.94%	$255,402	$1,207	1.87%
Money market accounts	577,267	2,658	1.83	520,238	5,168	3.94
Savings accounts	112,364	145	0.51	101,626	228	0.89
Time deposits	1,029,253	8,987	3.47	991,867	12,377	4.95
Total interest bearing deposits	2,040,958	12,550	2.45	1,869,133	18,980	4.03
Securities sold under repurchase agreements	45,285	182	1.60	55,565	612	4.37
Federal funds purchased	34,350	196	2.23	64,625	893	5.41
Other short-term borrowings	160,301	848	2.07	80,412	1,058	5.15
Junior subordinated debentures	58,378	1,072	7.35	57,399	1,053	7.34
Subordinated debt	45,000	495	4.30	—	—	—
Notes payable and other borrowings	24,484	219	3.50	17,359	282	6.36
Total interest bearing liabilities	2,408,756	15,562	2.57	2,144,493	22,878	4.23
Noninterest bearing deposits	307,664	—	—	258,546	—	—
Accrued interest and other liabilities	17,423	—	—	16,455	—	—
Stockholders’ equity	203,422	—	—	138,106	—	—
Total liabilities and stockholders’ equity	$2,937,265			$2,557,600
Net interest income (tax equivalent)		$24,492			$18,156
Net interest income (tax equivalent) to total earning assets			3.61%			3.01%
Interest bearing liabilities to earnings assets	89.24%			89.62%

Notes: Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Nine Months ended September 30, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,435	$41	3.75%	$1,117	$28	3.31%
Federal funds sold	7,828	124	2.08	7,233	275	5.01
Securities:
Taxable	359,510	12,551	4.65	355,085	12,528	4.70
Non-taxable (tax equivalent)	153,494	6,894	5.99	147,089	6,528	5.92
Total securities	513,004	19,445	5.05	502,174	19,056	5.06
Loans and loans held for sale	2,163,915	103,176	6.26	1,815,462	98,622	7.16
Total interest earning assets	2,686,182	122,786	6.02	2,325,986	117,981	6.70
Cash and due from banks	50,061	—	—	50,647	—	—
Allowance for loan losses	(20,578)	—	—	(16,479)	—	—
Other noninterest-bearing assets	194,597	—	—	126,976	—	—
Total assets	$2,910,262			$2,487,130

Liabilities and Stockholders’ Equity
NOW accounts	$292,457	$2,217	1.01%	$246,555	$3,122	1.69%
Money market accounts	553,800	9,173	2.21	488,099	14,343	3.93
Savings accounts	111,292	487	0.58	104,834	670	0.85
Time deposits	1,079,447	32,742	4.05	982,797	36,321	4.94
Total interest bearing deposits	2,036,996	44,619	2.93	1,822,285	54,456	4.00
Securities sold under repurchase agreements	45,621	720	2.11	54,673	1,830	4.48
Federal funds purchased	59,075	1,359	3.02	51,753	2,133	5.43
Other short-term borrowings	119,767	2,249	2.47	74,842	2,968	5.23
Junior subordinated debentures	58,267	3,209	7.34	46,164	2,577	7.44
Subordinated debt	38,923	1,287	4.34	—	—	—
Notes payable and other borrowings	23,811	673	3.71	15,615	745	6.29
Total interest bearing liabilities	2,382,460	54,116	3.03	2,065,332	64,709	4.18
Noninterest bearing deposits	314,592	—	—	255,431	—	—
Accrued interest and other liabilities	18,250	—	—	16,939	—	—
Stockholders’ equity	194,960	—	—	149,428	—	—
Total liabilities and stockholders’ equity	$2,910,262			$2,487,130
Net interest income (tax equivalent)		$68,670			$53,272
Net interest income (tax equivalent) to total earning assets			3.41%			3.06%
Interest bearing liabilities to earnings assets	88.69%			88.79%

Notes: Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent. (Dollar amounts in thousands- unaudited)

	Three Months Ended September 30,		Year to Date September 30,
	2008	2007	2008	2007
Net Interest Margin
Interest income (GAAP)	$39,195	$40,186	$120,217	$115,546
Taxable-equivalent adjustment:
Loans	60	44	156	150
Investments	799	804	2,413	2,285
Interest income - FTE	40,054	41,034	122,786	117,981
Interest expense (GAAP)	15,562	22,878	54,116	64,709
Net interest income - FTE	$24,492	$18,156	$68,670	$53,272
Net interest income - (GAAP)	$23,633	$17,308	$66,101	$50,837
Average interest earning assets	$2,699,323	$2,392,984	$2,686,182	$2,325,986
Net interest margin (GAAP)	3.48%	2.87%	3.29%	2.92%
Net interest margin - FTE	3.61%	3.01%	3.41%	3.06%

Efficiency Ratio
Noninterest expense	$19,663	$16,117	$59,915	$49,534
Noninterest income	7,800	7,600	26,763	23,710
Net interest income (GAAP)	23,633	17,308	66,101	50,837
Taxable-equivalent adjustment:
Loans	60	44	156	150
Investments	799	804	2,413	2,285
Net interest income - FTE	24,492	18,156	68,670	53,272
Noninterest income plus net interest income - FTE	32,292	25,756	95,433	76,982
Efficiency ratio	60.89%	62.58%	62.78%	64.34%

Core Efficiency Ratio– adjusted for nonrecurring expense related to Heritage:

Noninterest expense as reported	$19,663	$—	$59,915	$—
Less:
Acquisition costs, adjusted for 35% tax rate	(16)	—	(612)	—
Core noninterest expense	19,647	—	59,303	—

Core efficiency ratio	60.84%	—	62.14%	—